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Tidelands Bancshares, Inc.
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TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2005

To our shareholders:

        You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Tidelands Bancshares, Inc., which is the holding company for Tidelands Bank. This letter serves as notice that the Annual Meeting will be held at the Holiday Inn Mt. Pleasant located at 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464 on Monday, May 16, 2005, at 4:00 p.m., for the following purposes:

1.	To elect four members to our board of directors;

2.	To consider a proposal to designate 348,997 options previously authorized for issuance under our 2004 Stock Incentive Plan as incentive stock options; and

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on March 25, 2005 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our main office prior to the meeting. If your shares are held in “street name,” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

        At the meeting, we will report on our performance in 2004 and answer your questions. We are pleased with our accomplishments in 2004 and look forward to discussing both the past year and our current plans with you. We hope that you can attend the meeting and look forward to seeing you there.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By Order of the Board of Directors,

/s/ Robert E. Coffee, Jr.
Robert E. Coffee, Jr.
President & Chief Executive Officer

Mt. Pleasant, South Carolina
April 15, 2005

TIDELANDS BANCSHARES, INC.
875 Lowcountry Boulevard
Mt. Pleasant, South Carolina 29464

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 16, 2005

        Our board of directors is soliciting proxies for the 2005 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

        The board set March 25, 2005 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,324,734 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Dr. John N. Cagle, III and Dr. Paul J. Kerwin as your representatives at the meeting. Dr. Cagle and Dr. Kerwin will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors” and for the proposal to designate 348,997 options previously authorized for issuance under our 2004 Stock Incentive Plan as incentive stock options. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Dr. Cagle and Dr. Kerwin will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

        Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2005.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

        Our board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2006 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2007 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III

Alan D. Clemmons	Michael W. Burrel	John N. Cagle, III, DMD
Robert E. "Chip" Coffee, Jr.	Dwayne M. Green	Richard L. Granger
Barry I. Kalinsky	Paul J. Kerwin, DVD	Morris Kalinsky
Fred H. Renken	Tanya D. Robinson	John T. Parker

        Shareholders will elect four nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2008 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The Board of Directors recommends that you elect Michael W. Burrell, Dwayne M. Green, Paul J. Kerwin, DVM, and Tanya D. Robinson as Class II directors.

        If you submit a proxy but do not specify how you would like it to be voted, Dr. Cagle and Dr. Kerwin will vote your proxy to elect Mr. Burrell, Mr. Green, Dr. Kerwin, and Ms. Robinson. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Dr. Cagle and Dr. Kerwin will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees, each of whom is a director of the bank and has been a director of the company since its formation in 2002:

        Michael W. Burrell, 54, has been a resident of the Charleston area since 1977. Mr. Burrell graduated from Georgia State University in 1973 and completed his graduate work and earned his Masters Degree in Education in 1978 and his Educational Specialist degree in 1983 from The Citadel Military College in Charleston, South Carolina. He has served as an elementary school principal in Summerville since 1980 and before his retirement in 2002 served as the coordinator for federal and state programs on the district level. He currently teaches handicapped and non-handicapped students in a homebound capacity. Mr. Burrell and his wife started a local pre-school and childcare center, Gazebo School, Inc., which has been in operation since 1977. They sold the business in 2003 in order to pursue other interests. His community service in the area began with the formation of the first Boy Scout Troop for the disabled in 1977. Mr. Burrell is an active member in the Summerville Sertoma Club where he has served as president, treasurer, and on-going board member since 1978. He is a member of Bethany United Methodist Church where he has taught Sunday school for both children and adults.

        Dwayne M. Green, 35, is a Charleston County native. He is the co-founding partner of Hampton Green, LLC, a law firm he started with his wife in May 2001. Mr. Green’s practice focuses on insurance litigation and business law. Prior to starting his law firm, Mr. Green practiced with Buist, Moore, Smythe & McGee, P.A. He is Assistant Corporate Counsel for the city of Charleston and Chief Legal Counsel for the town of Awendaw. Mr. Green graduated from Princeton University in 1991 with a Bachelor’s degree in politics. He later graduated from the University of Iowa with a Juris Doctorate degree in 1995. Mr. Green has served as chairman of the City of Charleston Board of Architectural Review and the Cannon Street YMCA. He is past president of the Charleston Lawyers Club and the 100 Black Men of Charleston, Inc. Mr. Green is an active member of the

Charleston County Bar, having served on the Executive Committee for three years. Mr. Green is on the Board of Trustees for both the Historic Charleston Foundation and Porter-Gaud School.

        Paul J. Kerwin, DVM, 42, has been a resident of Charleston County since 1988. He graduated Magna Cum Laude from Duke University in 1984 with a B.S. degree in Mechanical Engineering and received his Doctorate of Veterinary Medicine degree from Tufts University in 1988. Dr. Kerwin has owned and operated a companion animal veterinary hospital in Goose Creek since 1991. In 1999, Dr. Kerwin also started consulting with Trident Technical College assisting in developing a Veterinary Technology Program, and now he is also a full-time faculty member and program coordinator with the college. He is active in local, state, and national veterinary and educational associations.

        Tanya D. Robinson, 51, is a native of Summerville. Ms. Robinson graduated from Brigham Young University with a B.A. degree in Communications. She works part-time for Dorchester District Two Schools as a Public Information Specialist, and is also the lead teacher for K-4 at Bethany Child Development Center since 1988. Ms. Robinson was elected to serve as District PTA President for Dorchester and Colleton counties for the 2000-2002 term. This position took her into 21 schools to train and help local PTA units. She also has served on the state PTA Board. Ms. Robinson was elected to serve as the Community Service Chairman, overseeing community services for 25 local agencies. She is a member of the Junior League of Summerville. Ms. Robinson serves as the President of the Summerville Women’s Organization of the Church of Jesus Christ of Latter Day Saints.

        Set forth below is also information about each of our company’s and bank’s other directors and executive officers. Each of the following directors has been a director of our company since our formation in 2002 and is also a director of our bank.

        John N. Cagle, III, DMD, 46, has been a resident of Mount Pleasant since 1979. Dr. Cagle graduated from Clemson University with Honors in 1979, with a B.S. in Zoology. In 1983, Dr. Cagle received his Doctorate of Dental Medicine from the Medical University of South Carolina, College of Dental Medicine in Charleston, South Carolina. He is a member of the American Dental Association as well as various local and state dental groups. He has had an established dental practice in the Charleston area since 1983. Dr. Cagle is active in offshore sport fishing having obtained his U.S. Coast Guard master license in 1985. He is a member of the Mount Pleasant Presbyterian Church and a proud sponsor of local athletics East of the Cooper.

        Alan D. Clemmons, 57, is a native of Myrtle Beach, South Carolina. He graduated in 1982 from Coastal Carolina University’s School of Business Administration. He received his juris doctorate in 1989 from Hamline University of Saint Paul, Minnesota. Mr. Clemmons is engaged in the practice of law with an emphasis on real estate and development with the firm of McCrackin, Barnett, Richardson and Clemmons, L.L.P., where he has practiced since 1990. Mr. Clemmons is currently president of the Pee Dee Area Council of the Boy Scouts of America. He has served as a volunteer to the Boy Scouts of America for over 20 years and has served as vice president of administrations and president elect of the Pee Dee Area Council. He served as a volunteer to the Maya Indians from 1978 to 1980 as a lay Christian Services Missionary in Southern Mexico. Mr. Clemmons is a past member of the Horry County Planning Commission and as a liaison member of the Myrtle Beach Planning Commission. Mr. Clemmons has been an officer of the Horry County Republican Party since 1995, and chairman from 1997 through 2000. He was elected from the First Congressional District as a Delegate to the 2000 Republican National Convention. He was also elected from the First Congressional District as an Alternate Delegate to the 2004 Republican National Convention. Mr. Clemmons was elected as a member of the South Carolina House of Representatives in 2001. He is chairman of the House Freshman Caucus and second vice chairman of the House Judiciary Committee. Mr. Clemmons also serves as chairman of the South Carolina Interstate 73 Association.

        Robert E. (Chip) Coffee, Jr., 57, has served as a director and the president and chief executive officer of our company and our bank since February of 2003. Mr. Coffee is a native of Camden, South Carolina. Mr. Coffee graduated from The Citadel in 1970 with a B.S. in Business Administration. He began his banking career in the Management Training program with South Carolina National Bank in 1970. Mr. Coffee furthered his banking education and graduated from The Stonier Graduate School of Banking at Rutgers University in 1978 and The National Commercial Lending Graduate School at the University of Oklahoma, with distinction, in 1982. In 1980, he joined the Bank of Beaufort and began the community banking phase of his career. Between 1982 and 1985, Mr. Coffee worked with the Bank of Hartsville and managed the commercial loan portfolio of that bank. In 1986, he was part of a group of investors who founded 1ST Atlantic Bank in Little River, South Carolina. Mr. Coffee served as president, chief executive officer, and was a director until 1ST Atlantic merged with Anchor Bank in December of 1993. He became executive vice president and chief administrative officer and was a director of Anchor Bank, operating in that capacity until Anchor Bank merged with The South Financial Group in April of 2000. Including his stint in Beaufort, Mr. Coffee has been involved in banking along South Carolina’s coast for over 17 years. Mr. Coffee has served on numerous boards and professional organizations including The South Carolina Bankers Association, Chairman of the South Carolina Bankers’ School, The Citizens Advisory Council of the Hollings Cancer Center, The South Carolina Coastal Conservation League, DeBordieu Club, and The South Carolina State Board of Financial Institutions from 1992 until 2000.

        Richard L. Granger, 53, is a native of Columbia, South Carolina. Mr. Granger graduated from Gardner-Webb University in 1973 with a B.S. degree in Liberal Arts Pre-law. He is president of R. Granger Development, Inc. which develops land for commercial and residential use. He is also a licensed real estate broker in South Carolina with an emphasis in commercial real estate and land sales. Mr. Granger formed R. Granger Development, Inc. in 2001 after a successful 26 year career as a mortgage banker. He founded Granger-O’Harra Mortgage in 1984 in Florence, South Carolina with partner, Robert S. O’Harra. In 1995, Mr. Granger and his partner sold the mortgage business to a local community bank holding company, and Mr. Granger continued to work in the mortgage business as president and chief executive officer under its new name, Coastal Financial Mortgage, Inc. until he began R. Granger Development, Inc. He currently serves on the Board of Trustees of the McLeod Foundation in affiliation with McLeod Health, a regional hospital serving the Pee Dee region of South Carolina. He has served as chairman of the McLeod Children’s Hospital Board of Advisors. Mr. Granger serves on the Executive Committee of the Foundation Board as Assistant Treasurer. He also serves on the Board of Trustees and Executive Committee for the Methodist Manor of the Pee Dee.

        Alan W. Jackson, CPA, 43, serves as executive vice president and chief financial officer of our company and our bank. Mr. Jackson graduated from West Virginia Wesleyan College in 1983 with a B.A. degree in Accounting and received a Master of Accountancy from Virginia Polytechnic Institute in 1985. Mr. Jackson furthered his banking education and graduated from the Graduate School of Banking at Colorado at the University of Colorado in 1997. Mr. Jackson began his involvement in community banking in 1984 as an auditor with KPMG. From 1988 to 1991, Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, North Carolina. Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998. At the time of the merger, Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina. Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002. From 2002 until joining us in May 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

        Barry I. Kalinsky, 44, is our chairman of the board. Mr. Kalinsky is a Charleston native and the vice president of Bob Ellis Shoes, a specialty shoe store which started in 1949 and now has locations in Charleston, Charlotte, and Atlanta. Mr. Kalinsky is also a partner in Jacomo, LLC, the operating company for Bob Ellis Shoes in Charlotte. Mr. Kalinsky graduated from George Washington University in 1982 with a B.A. degree in Political Science. He received his Juris Doctorate degree from the University of South Carolina in 1985 and was admitted to the South Carolina Bar that same year. From 1985 until 1990, he was engaged in the practice of law. Since 1991, Mr. Kalinsky has worked with his family in Bob Ellis Shoes and handles the operation of the Charleston and Charlotte stores. He is a member of the South Carolina Bar. Mr. Kalinsky has served on the boards of the Charleston Symphony Orchestra, Synagogue Emanuel, and the Charleston Jewish Federation. He has also served on the city of Charleston’s Downtown Business Revitalization Commission. Mr. Kalinsky is serving on the board of the Spoleto Festival.

        Morris Kalinsky, 80, has been a resident of Charleston since 1949. Mr. Kalinsky graduated from the University of Georgia in 1945 with a B.S. degree in Chemistry. Since 1950, Mr. Kalinsky has been the owner of Bob Ellis Shoes, a specialty shoe store with locations in Charleston, Charlotte, and Atlanta. In 1992, he received Retailer of the Year from the Italian Footwear Association. He was also given The Man of the Year award by the National Association of Footwear in 1992 and was inducted into the Fashion Hall of Fame in 2000. Mr. Kalinsky has served on the Charleston Symphony Orchestra board of directors since 1994. He is chairman of the Jewish Federation Board and was named Man of the Year by the local Federation Board. He is currently on the Cardiology Board at the Medical University of South Carolina. He also serves on the board of directors of Emanuel Synagogue.

        Robert H. (Bobby) Mathewes, Jr., 38, serves as executive vice president and chief credit officer of our bank. Mr. Mathewes is also a native of Mount Pleasant. Mr. Mathewes graduated from the University of South Carolina in 1988 with a B.S. degree in Finance. He is also a graduate of the South Carolina Bankers School. Mr. Mathewes graduated from Leadership Charleston in 1999. He has 14 years of banking experience, 12 of which have been spent in Charleston, most recently at BB&T in Charleston as a business services officer from August 2000 to April 2002, where he was responsible for loan growth, portfolio management, and customer service. He has also held positions with SouthTrust Bank in Charleston from March 1997 to July 2000 as a commercial lender. Mr. Mathewes started his banking career with C&S Bank in Charleston in 1990. He worked outside of the Charleston area from 1992 until his return in 1997. Mr. Mathewes has been involved in Junior Achievement, Jaycees, and the Chamber of Commerce new membership campaign. He coaches little league soccer and baseball through the recreational department in Mount Pleasant. He is an active member of Mount Pleasant Presbyterian Church.

        John T. Parker, Jr., 41, has been a resident of Mount Pleasant since 1986. Mr. Parker graduated from Emory at Oxford in 1984 with an Associate of Arts degree, and subsequently graduated from Emory University in 1986 with a B.A. degree in Psychology. He worked at Georgia Mental Health in Atlanta before returning to Charleston to join Parker Marine Contracting Corporation, a family owned business that manufactures, builds, and installs concrete foundation pile, bridges, deep foundations, marine utilities, and other construction services. He has been the vice president of Parker Marine for 10 years. Mr. Parker was the 2000-2002 president of the American Subcontractors Association (ASA), Charleston Chapter and he is vice president of the board of directors for ASA of North and South Carolina. Since 1998, he has served as secretary and vice president of ASA. Mr. Parker currently serves on the Scholarship Golf Tournament and Membership Committees for ASA. Also, Mr. Parker serves on the Board of Directors for the Pile Driving Contractors Association of South Carolina. He is also a volunteer parent at Whitesides Elementary School and for Camp Happy Days (a charity for children with cancer).

        Fred H. Renken, 36, is a native of Charleston. He has been engaged in boat manufacturing for 15 years. Mr. Renken graduated from the College of Charleston in 1992 with a B.S. degree in Business Administration. Mr. Renken has been the president of SeaFox Boat Co., Inc., which produces 3,000 boats per year with 150 employees and annual sales of $44.0 million, since 1995. He is an active member of St. Matthews Lutheran Church and serves on the church council. Mr. Renken is also chairman of the Stewardship and Cemetary committees. He coaches girls basketball through a recreational league in Charleston. Mr. Renken is a member of the Charleston Country Club and the Downtown Athletic Club where he enjoys playing golf and racquetball.

Family Relationships.  Morris Kalinsky is the father of Barry Kalinsky.

Summary of Cash and Certain Other Compensation

        The following table shows the compensation we paid for the years ended December 31, 2003 and 2004 to our chief executive officer and for all other executives who earned over $100,000 for the year ended December 31, 2004. The option amounts have been adjusted for the stock split in January 2005.

Summary Compensation Table
Annual Compensation

						Number of
						Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options	Compensation

Robert E. Coffee, Jr	2004	$ 108,750	$ 15,000	$ 35,912	(1)	64,623	$ 1,088	(5)
President and Chief Executive	2003	31,750	-	-	(2)	-	-
Officer

Alan W. Jackson	2004	96,875	15,000	11,454	(3)	32,311	969	(5)
Executive Vice President and Chief	2003	63,333	-	-	(2)	-	-
Financial Officer

Robert H. Mathewes, Jr	2004	96,875	15,000	40,857	(4)	32,311	484	(5)
Executive Vice President and	2003	78,958	-	-	(2)	-	-
Chief Credit Officer	2002	63,633	-	-	(2)	-	-

(1)	Includes club dues and related fees of $30,853 and car allowance of $5,059.
(2)	The amount of perquisites and other personal benefits received did not exceed the lesser of either $50,000 or 10% of his annual salary and bonus.
(3)	Includes car allowance of $10,559 and club dues and related fees of $895. (4) Includes club dues and related fees of $30,298 and car allowance of $10,559. (5) Represents 401(k) contributions.
(4)	Includes club dues and related fees of $30,298 and car allowance of $10,559.
(5)	Represents 401(k) contributions.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning the grant of stock options to our named executive officers during the year ended December 31, 2004. All share numbers and exercise prices have been adjusted for stock split in January 2005.

	Number of	Percent of
	Securities	Total Options	Exercise
	Underlying	Granted to	Price
	Options	Employees in	(Dollars Per	Expiration
	Granted	Fiscal Year	Share)	Date

Robert E. Coffee, Jr	64,623	40.39%	$8.80	7/12/14

Alan W. Jackson	32,311	20.19%	$8.80	7/12/14

Robert H. Mathewes, Jr	32,311	20.19%	$8.80	7/12/14

        In 2004, in addition to the options shown in the above table, we also granted 30,751 options to other employees pursuant to the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan. We may grant a total of 264,947 stock options under the 2004 Stock Incentive Plan to our officers, directors, and employees. The number of shares available for issuance under the plan automatically increases each time we issue additional shares of stock so that the total number of shares issuable under the plan at all times equal 20% of the then outstanding shares of stock.

Aggregated Option Exercise and Year-end Option Values

			Number of Unexercised
	Shares		Securities Underlying Options
	Acquired	Value	at Fiscal Year End (1)
Name	on Exercise	Realized	Exercisable	Unexercisable
Robert E. Coffee, Jr	21,528	$ 0	12	43,083
Alan W. Jackson	-	-	6,462	25,849
Robert H. Mathewes, Jr	-	-	6,462	25,849

(1)	All option amounts and exercise prices have been adjusted for the stock dividend paid in January 2005. All options are exercisable at $8.80 per share, which was the fair market value of our stock at December 31, 2004.

Director Compensation

        Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of the board of directors. We have not paid any directors’ fees since our inception. However, we may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

Employment Agreements

        We have entered into employment agreements with Mr. Coffee to serve as the president and chief executive officer of the company and the bank, Mr. Jackson to serve as executive vice president and chief financial officer of the company and the bank, and Mr. Mathewes to serve as the executive vice president and chief credit officer of the bank. Messrs. Coffee, Jackson, and Mathewes are entitled to receive annual base salaries of $150,000, $95,000, and $95,000, respectively. Compensation is reviewed annually by the board of directors and may be increased from time to time based on the board’s recommendation. Each executive is also entitled to receive cash bonuses based upon achievement criteria established by the board of directors and to participate in all of our retirement, welfare, and other benefit programs. The executives are also entitled to country club dues and automobile allowances.

        Each agreement has a term of three years, which is extended automatically at the end of each day for an additional day so that the remaining term continues to be three years. If we terminate the employment agreements for Messrs. Coffee, Jackson, or Mathewes without cause, or if Messrs. Coffee, Jackson, or Mathewes terminate their agreement for good reason following a change of control or within the 90-day period beginning on the one year anniversary of a change in control, they will be entitled to severance in an amount equal to 100% of their then current monthly base salary each month for the remaining term under the agreement, plus any bonus which may have been earned or accrued through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination.

        During this employment and for a period of 12 months thereafter, Mr. Coffee may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within our territory, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business. Messrs. Jackson and Mathewes are subject to identical restrictive covenants except that the restricted period for Mr. Jackson with respect to clauses (b) and (c) is 24 months and the restricted period for Mr. Mathewes with respect to clauses (a), (b), and (c) is 24 months.

        Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company therefore with offices in the restricted territory, if such employment does not involve the restricted territory.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

General

The following table shows how much common stock in our company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 25, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464. The information in this table was presented as of the record date, or March 25, 2005. As previously announced, on March 29, 2005 we closed the sale of 1,712,000 shares of common stock at $9.35 per share to qualified investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under the Securities Act.

			Percentage of
	Number of		Beneficial
Name	Shares Owned(1)	Right to Acquire(2)	Ownership(3)
Michael W. Burrell	15,973	-	1.21%
John N. Cagle, III, DMD	37,500	-	2.83%
Alan D Clemmons	31,250	3,471	2.61%
Robert E. (Chip) Coffee, Jr	46,529	12	3.51%
Richard L. Granger	15,278	-	1.15%
Dwayne M. Green	12,500	1,389	1.05%
Alan W. Jackson, CPA	1,875	6,462	*
Barry I. Kalinsky	12,500	1,389	1.05%
Morris Kalinsky	13,750	138	1.05%
Paul J. Kerwin, DVM	25,000	2,778	2.09%
Robert H. (Bobby) Mathewes, Jr	6,875	6,462	1.00%
John T. Parker, Jr	12,500	1,389	1.05%
Fred H. Renken	41,666	-	3.15%
Tanya D. Robinson	12,500	1,389	1.05%

Executive officers and directors as a
group (14 persons)	285,696	24,879	23.01%

__________
*Indicates less than 1% ownership.

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within the next 60 days of March 25, 2005 by exercising vested stock options but does not include any unvested stock options.

(3)	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,324,734 shares of common stock outstanding on March 1, 2005.

Proposal No. 2: Designation of 348,997 Options Previously Authorized for Issuance Under the
Tidelands Bancshares, Inc. 2004 Stock Incentive Plan as Incentive Stock Options

General

        On May 10, 2004 our shareholders approved the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan. The plan initially authorized (subject to antidilution adjustments) the issuance of a total of 206,680 options, all of which were available for issuance as incentive stock options. Under the plan, the number of options available for issuance automatically increases each time we issue shares of stock so that the total number of options issuable issuance under the plan at all times equal 20% of the then outstanding shares of stock. Notwithstanding the above, the total number of options issuable pursuant to incentive stock options may not be increased to more than 206,680 (other than pursuant to antidilution adjustments) without shareholder approval.

        As of April 15, 2005, 607,347 options were available for issuance under the plan, of which 258,350 were available for issuance as incentive stock options. We believe that the issuance of stock options, and in particular incentive stock options, promotes the growth and profitability of the company by providing additional incentives for participants to focus on our long-range objectives. We also believe that the plan has been effective in helping us attract, retain, and motivate our officers, employees, and directors. We are asking our shareholders to approve the proposal to designate 348,997 options previously authorized for issuance under our 2004 Stock Incentive Plan as incentive stock options so that we can continue to attract and retain the best available personnel. We believe strongly that the proposal is essential to our continued success. If the proposal is not approved, the options will continue to be available for issuance as nonqualified options.

        The following paragraphs provide a summary of the principal features of the 2004 Stock Incentive Plan. The summary is qualified in its entirety by reference to the plan as set forth in Appendix A.

Description of Plan

        Under the plan, we may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options to our employees and directors. The plan is administered by a committee consisting of at least two members of the board of directors. The committee determines the persons who will receive options and the number of shares that will be covered by their options. The committee also determines the periods of time (not exceeding 10 years from the date of grant in the case of an incentive stock option) during which options will be exercisable and determines whether termination of an optionee’s employment under various circumstances would terminate options granted under the plan to that person. When an option is granted under the plan, the optionee receives an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires.

        The option price per share is an amount that is determined by the committee, but it is not less than 100% of the fair market value per share on the date of grant for incentive stock options. Generally, the option price is payable in full in cash upon exercise. In lieu of cash, the committee in its sole discretion may accept a recourse note equal to the exercise price. We will receive no consideration upon granting of an option.

        Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee’s lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

        The board of directors has the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee’s consent.

Federal Tax Consequences

        There are no federal income tax consequences to the optionee or to the company on the granting of options under the plan. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

        Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares’ value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

        If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee’s holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

        Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee’s basis in the shares is equal to the market price of the acquired shares on the date of exercise.

New Plan Benefits

        Assuming we obtain shareholder approval of the proposal, the number of incentive stock options that we may grant to eligible employees and directors will increase from 258,350 to 607,347. New grants under the plan will be in the discretion of the committee and therefore cannot be determined in advance.

Shareholder Approval Required

        If a quorum is present, the affirmative vote of the holders of a majority of the total votes cast on the proposal is required for approval of Proposal No. 2.

        The board of directors unanimously recommends that shareholders vote “For” the proposal to designate 348,997 options previously authorized for issuance under our 2004 Stock Incentive Plan as incentive stock options.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        During the year ended December 31, 2004, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of our company and our bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served. We have adopted a set of corporate governance principles which states that each director is expected to attend all annual shareholders’ meetings. The board recognizes that occasionally conflicts may arise that will prevent a director from attending an annual shareholders’ meeting. However, each director should make every reasonable effort to keep such absences to a minimum. Ten directors attended the 2004 annual meeting.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at Tidelands Bancshares, Inc., 875 Lowcountry Boulevard, Mt. Pleasant, South Carolina 29464. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        Our board of directors has appointed a number of committees, including an audit committee, compensation committee, and an executive committee that serves as the nominating committee. The audit committee is composed of Michael W. Burrell, Alan D. Clemmons, Dwayne M. Green, John T. Parker, and Tanya D. Robinson. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The audit committee met three times in 2004.

        None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, we believe it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

        Although none of audit committee members qualify as “financial experts” as defined in the SEC rules, each of our members has made valuable contributions to the company and its shareholders. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. Operating under a written charter, which is attached as Appendix B, the committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions

with Audit Committees”) and has discussed with the independent auditors the independent auditors’ independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the company’s board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Mr. Michael Burrell, Mr. Alan Clemmons, Mr. Dwayne Green, Mr. John T. Parker, Jr., and Ms. Tanya D. Robinson.

Other Committees

        Our board appointed a compensation committee in February 2005 that is currently composed of Messrs. Renken, Morris Kalinsky, and Burrell. All members are considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The compensation committee reviews all benefit plans and the specific compensation for all executive officers. We have adopted a formal compensation committee charter.

        Our executive committee serves as the nominating committee and is currently composed of Messrs. Barry Kalinsky, Cagle, Renken, Kerwin, and Coffee. All of these members, with the exception of Mr. Coffee, are considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The nominating committee recommends nominees for election to our board. We adopted a formal nominating committee charter in February 2005, which is attached as Appendix C. This charter is currently not available on our website. The executive committee met eight times in 2004.

        Our executive committee will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the executive committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our executive committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The executive committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of experience, skills, and background on the board of directors.

Independent Certified Public Accountants

        We have selected the firm of Elliott Davis LLC to serve as our independent auditors for the year ending December 31, 2005. We expect that a representative from this firm will be present and available to answer appropriate questions at the annual meeting and will have an opportunity to make a statement if he or she desires to do so.

        Tourville, Simpson and Caskey, L.L.P. (TSC), which served as our principal independent accountant since May 2002, resigned from such position effective January 2, 2003. TSC’s report on the financial statements of the company for the period ended June 30, 2002, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        There were no disagreements between the company and TSC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TSC, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

        The disclosures required by Item 304(a)(1)(iv)(B) of Regulation S-B are not applicable.

        We engaged Elliott Davis LLC, certified public accountants, on January 2, 2003 to audit the financial statements for the year ending December 31, 2002. We did not consult Elliott Davis regarding any of the matters set forth in Item 304 (a) (2) (i) or (ii) of Regulation S-B.

        The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2004 and 2003:

	Year Ended	Year Ended
	December 31, 2004	December 31, 2003

Audit Fees	$ 21,220	$ 10,850
Audit-Related Fees	-	3,050
Tax Fees	1,600	1,500
All Other Fees	450	2,175

Total	$ 23,270	$ 17,575

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2004 and 2003 fiscal years for the audit of the company’s consolidated annual financial statements and the review of financial statements included in the company’s quarterly reports.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2004 and 2003. These services principally include the assistance and issuance of consents for various filings with the SEC.

Tax Fees. This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2004 and 2003. Other fees include fees for the preparation of Form 5500 and analysis of pre-opening expenses and the allocation of such expenses between the Company and the Bank prior to filing for a state charter.

Oversight of Accountants; Approval of Accounting Fees. Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The charter provides that the audit committee must pre-approve the fees paid for the audit. The audit committee has delegated approval of non-audit services and fees to the chairman of the audit committee provided that the estimated fee for any such proposed service does not exceed $15,000. The chairman is required to report such pre-approval decisions to the full audit committee at the next scheduled meeting. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

        We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. We intend to repurchase a portion of these participations following the offering. It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, the company’s directors, its executive officers, and certain individuals are required to report periodically their ownership of the company’s common stock and any changes in ownership to the SEC. Based on review of Forms 3, 4, and 5 and any representations made to the company, the company believes that all such reports for these persons were filed in a timely fashion during 2004.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 16, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 15, 2005

Appendix A

TIDELANDS BANCSHARES, INC.
2004 STOCK INCENTIVE PLAN

ARTICLE I
DEFINITIONS

        As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

        “Board” shall mean the Board of Directors of the Company.

        “Cause” (i) with respect to the Company or any subsidiary which employs the recipient of an Option (the “recipient”) or for which such recipient primarily performs services, the commission by the recipient of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company’s or the subsidiary’s fidelity bond; (ii) the willful engaging by the recipient in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Company or any subsidiary, monetarily or otherwise, including, but not limited, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company or any subsidiaries and competing with the Company or its subsidiaries, or soliciting employees, consultants or customers of the Company in violation of law or any employment or other agreement to which the recipient is a party; or (iii) the willful and continued failure or habitual neglect by the recipient to perform his or her duties with the Company or the subsidiary substantially in accordance with the operating and personnel policies and procedures of the Company or the subsidiary generally applicable to all their employees. For purposes of this Plan, no act or failure to act by the recipient shall be deemed be “willful” unless done or omitted to be done by recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Company and/or the subsidiary. Notwithstanding the foregoing, if the recipient has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the recipient in this Plan. “Cause” under either (i), (ii) or (iii) shall be determined by the Committee.

        “Code” shall mean the United States Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

        “Committee” shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board. In selecting the Committee, the Board shall consider (i) the benefits under Section 162(m) of the Code of having a Committee composed of “outside directors” (as that term is defined in the Code) for certain grants of Options to highly compensated executives, and (ii) the benefits under Rule 16b-3 of having a Committee composed of either the entire Board or a Committee of at least two Directors who are Non-Employee Directors for Options granted to or held by any Section 16 Insider. At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean the Board.

        “Company” shall mean Tidelands Bancshares, Inc., a South Carolina corporation.

        “Director” shall mean a member of the Board and any person who is an advisory or honorary director of the Company if such person is considered a director for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

        “Employee” shall mean a person who constitutes an employee of the Company as such term is defined in the instructions to the Form S-8 Registration Statement under the Securities Act of 1933, and also includes non-employees to whom an offer of employment has been extended.

        “Exchange Act” shall mean the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

        “Exercise Price” shall mean the price at which an Optionee may purchase a share of Stock under a Stock Option Agreement.

        “Fair Market Value” on any date shall mean (i) the closing sales price of the Stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the Stock during the thirty-day period preceding the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bids on the next preceding day on which there were bids; or (iii) if the Stock also is not traded on the over-the-counter market, the fair market value as determined in good faith by the Board or the Committee based on such relevant facts as may be available to the Board, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Stock, and the Company’s current and future earnings.

        “Incentive Stock Option” shall mean an option to purchase any stock of the Company, which complies with and is subject to the terms, limitations and conditions of Section 422 of the Code and any regulations promulgated with respect thereto.

        “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or “no-action” positions with respect thereto issued by the Securities and Exchange Commission.

        “Officer” shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the Exchange Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or “no-action” positions with respect thereto of the Securities and Exchange Commission, as the same may be in effect or set forth from time to time.

        “Option” shall mean an option, whether or not an Incentive Stock Option, to purchase Stock granted pursuant to the provisions of Article VI hereof.

        “Optionee” shall mean a person to whom an Option has been granted hereunder.

        “Parent” shall mean any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the Company or a Subsidiary owns stock possessing 50% or more of the total combined voting power of the classes of stock in one of the other corporations in such chain.

        “Permanent and Total Disability” shall have the same meaning as given to that term by Code Section 22(e)(3) and any regulations or rulings promulgated thereunder.

        “Plan” shall mean the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan, the terms of which are set forth herein.

        “Purchasable” shall refer to Stock which may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Stock Option Agreement.

        “Qualified Domestic Relations Order” shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, or the rules and regulations promulgated under the Code or such Act.

        “Section 16 Insider” shall mean any person who is subject to the provisions of Section 16 of the Exchange Act, as provided in Rule 16a-2 promulgated pursuant to the Exchange Act.

        “Stock” shall mean the Common Stock, par value $0.01 per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

        “Stock Option Agreement” shall mean an agreement between the Company and an Optionee under which the Optionee may purchase Stock hereunder, a sample form of which is attached hereto as Exhibit B (which form may be varied by the Committee in granting an Option).

        “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the grant (or modification) of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE II
THE PLAN

        2.1   Name. This Plan shall be known as "Tidelands Bancshares, Inc. 2004 Stock Incentive Plan."

        2.2    Purpose. The purpose of the Plan is to advance the interests of the Company, its Subsidiaries, and its shareholders by affording Employees and Directors of the Company and its Subsidiaries an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the Options is to promote the growth and profitability of the Company and its Subsidiaries because the Optionees will be provided with an additional incentive to achieve the

Company’s objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

        2.3    Effective Date. The Plan shall become effective on February 16, 2004; provided, however, that if the shareholders of the Company have not approved the Plan on or prior to the first anniversary of such effective date, then all options granted under the Plan shall be non-incentive Stock Options. If, at the time of any amendment to the Plan, shareholder approval is required by the Code for Incentive Stock Options and such shareholder approval has not been obtained (or is not obtained within 12 months thereof), any Incentive Stock Options issued under the Plan shall automatically become options which do not qualify as Incentive Stock Options.

ARTICLE III
PARTICIPANTS

        The class of persons eligible to participate in the Plan shall consist of all Directors and Employees of the Company or any Subsidiary.

ARTICLE IV
ADMINISTRATION

        4.1    Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. In administering the Plan, the Committee’s actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options in accordance with the provisions of the Plan and may grant Options singly, in combination, or in tandem. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options will be granted, the number of shares of Stock subject to each Option, such other matters as are specified herein, and any other terms and conditions of a Stock Option Agreement. The Committee shall also have the discretion and authority to delegate to any Officer its power to grant Options under the Plan to Employees, but not to Employees who are Officers or Directors.

        4.2    Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the amending or altering of the Plan and any Options granted hereunder as may be required to comply with or to conform to any federal, state, or local laws or regulations. If an option granted under the Plan is intended to be an Incentive Stock Option but does not qualify as an Incentive Stock Option for any reason, then the option granted shall remain valid but shall be a non-Incentive Stock Option.

        4.3    No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option granted hereunder.

        4.4    Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

        4.5    Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability, or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE V
SHARES OF STOCK SUBJECT TO PLAN

        5.1    Limitations. The maximum number of shares that may be issued hereunder shall initially be 206,680 and thereafter shall automatically be increased each time the Company issues additional shares of Stock so that the total number of shares issuable hereunder shall at all times equal 20% of the then outstanding shares of Stock, unless in any case the Board of Directors adopts a resolution providing that the number of shares issuable under this Plan shall not be so increased. Notwithstanding the above, the total number of shares of Stock issuable pursuant to Incentive Stock Options may not be increased to more than 206,680 (other than pursuant to antidilution adjustments) without shareholder approval. In addition, the number of shares that may be issued hereunder shall be subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof. Any or all shares of Stock subject to the Plan may be issued in any combination of Incentive Stock Options or non-Incentive Stock Options. Shares subject to an Option may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph) may again be optioned under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option hereunder.

        If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company), to the extent that such issuance shall not be inconsistent with the terms, limitations and conditions of Code Section 422 or Rule 16b-3 under the Exchange Act, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

         5.2    Antidilution.

                 (a)    If (x) the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend, (y) any spin-off, spin-out or other distribution of assets materially affects the price of the Company’s stock, or (z) there is any assumption and conversion to the Plan by the Company of an acquired company’s outstanding option grants, then:

(i) the aggregate number and kind of shares of Stock for which Options may be granted hereunder shall be adjusted proportionately by the Committee; and

(ii) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options shall be adjusted proportionately by the Committee.

                (b)    If the Company shall be a party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its sole discretion, may (but is not required to), notify all Optionees that all Options granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options issued by such successor corporation.

                (c)    If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of such Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders.

                (d)    The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests; provided, however, that any adjustment made by the Board or the Committee shall be made in a manner that will not cause an Incentive Stock Option to be other than an Incentive Stock Option under applicable statutory and regulatory provisions. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

ARTICLE VI
OPTIONS

        6.1    Types of Options Granted. The Committee may, under this Plan, grant either Incentive Stock Options or Options which do not qualify as Incentive Stock Options. Within the limitations provided in this Plan, both types of Options may be granted to the same person at the same time, or at different times, under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.

        6.2    Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Stock Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option’s duration, time or times of exercise, exercise price, whether the Option is intended to be an Incentive Stock Option shall be stated in the Stock Option Agreement. In structuring the terms of each Option, the Committee shall follow the guidelines set forth in the FDIC statement of policy relating to applications for deposit insurance, including that the terms should encourage each Optionee to remain involved in the Company and/or its Subsidiaries, such as by having a vesting period of equal percentages each year over the initial three years following the grant of the Option and a requirement that the Option be exercised or expire no later than 90 days after termination as an active officer or employee. No Incentive Stock Option may be granted more than ten years after the earlier to occur of the effective date of the Plan or the date the Plan is approved by the Company’s shareholders. Separate Stock Option Agreements may be used for Options intended to be Incentive Stock Options and those not so intended, but any failure to use such separate agreements shall not invalidate, or otherwise adversely affect the Optionee’s interest in, the Options evidenced thereby.

        6.3   Optionee Limitations. The Committee shall not grant an Incentive Stock Option to any person who, at the time the Incentive Stock Option is granted:

                (a)     is not an employee of the Company or any of its Subsidiaries (as the term “employee” is defined by the Code); or

                (b)    owns or is considered to own stock possessing at least 10% of the total combined voting power of all classes of stock of the Company or any of its Parent or Subsidiary corporations; provided, however, that this limitation shall not apply if at the time an Incentive Stock Option is granted the Exercise Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after five years from the date on which the Option is granted. For the purpose of this subsection (b), only common stock of the Company owned by the Optionee at the time of grant will be considered in the 10% owner calculation. A person shall be considered to own: (i) the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by whole or half blood), spouse, ancestors and lineal descendants and (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person’s stock interest, partnership interest or beneficial interest therein.

        6.4    $100,000 Limitation. Except as provided below, the Committee shall not grant an Incentive Stock Option to, or modify the exercise provisions of outstanding Incentive Stock Options held by, any person who, at the time the Incentive Stock Option is granted (or modified), would thereby receive or hold any Incentive Stock Options of the Company and any Parent or Subsidiary, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such Incentive Stock Options are exercisable for the first time during any calendar year is in excess of $100,000 (or such other limit as may be prescribed by the Code from time to time); provided, however, that to the extent that the aggregate Fair Market Value of the stock subject to the Incentive Stock Options does in fact exceed the $100,000 limitation described in this Section 6.4, the excess shall be treated as an Option not qualifying as an Incentive Stock Option, with the determination to be made in the order the Options are granted.

        6.5    Exercise Price. The Exercise Price of the Stock subject to each Option shall be determined by the Committee. Subject to the provisions of Section 6.3(b) hereof, the Exercise Price of an Option shall not be less than the Fair Market Value of the Stock as of the date the Option is granted (or in the case of an Incentive Stock Option that is subsequently modified, on the date of such modification).

        6.6    Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Stock Option Agreement with respect to each Option shall provide that such Option shall not be exercisable after ten years from the date of grant of the Option.

        6.7    Option Exercise.

                (a)    Unless otherwise provided in the Stock Option Agreement or Section 6.6 hereof, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any Stock Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

                (b)    An Option shall be exercised by (i) delivery to the Company at its principal office a written notice of exercise (Form of attached hereto as Exhibit A) with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares in accordance with Section 6.7(c). If requested by an Optionee, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares will be delivered by the Company directly to the stockbroker).

                (c)    The Exercise Price is to be paid in full in cash upon the exercise of the Option and the Company shall not be required to deliver certificates for the shares purchased until such payment has been made; provided further, that the Board may provide in a Stock Option Agreement (or may otherwise determine in its sole discretion at the time of exercise) that, in lieu of cash, all or a portion of the Exercise Price may be paid by the Optionee’s execution of a recourse note equal to the Exercise Price or relevant portion thereof, subject to compliance with applicable state and federal laws, rules and regulations.

                (d)    In addition to and at the time of payment of the Exercise Price, the Optionee shall pay to the Company in cash the full amount of any federal, state, and local income, employment, or other withholding taxes applicable to the taxable income of such Optionee resulting from such exercise; provided, however, that in the discretion of the Committee any Stock Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, or by authorization to the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, and subject to such restrictions as to the approval and timing of any such election as the Committee may from time to time determine to be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the Exchange Act, if such rule is applicable.

                (e)    The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued and transferred to the Optionee upon the exercise of the Option.

        6.8    Nontransferability of Option. No Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or, in the case of non-Incentive Stock Options, and, during the lifetime of an Optionee, Options shall transferable, upon approval by the Committee, in the event of the Optionee’s death or disability, and all such Options shall be exercisable only by the

Optionee (or by such Optionee’s guardian or legal representative, should one be appointed, or by the transferee in the event of a transfer following the Optionee’s disability).

        6.9    Termination of Employment or Service. The Committee shall have the power to specify the effect upon an Optionee’s right to exercise an Option upon termination of such Optionee’s employment or service under various circumstances, which effect may include immediate or deferred termination of such Optionee’s rights under an Option, not to exceed 90 days. Subject to Section 6.2, unless a Stock Option Agreement specifically provides otherwise, in the event the recipient of an Option is terminated from his or her employment or other service to the Company or its subsidiaries for Cause, Options, whether vested or unvested, granted to such person shall terminate immediately and shall not thereafter be exercisable.

        6.10    Employment Rights. Nothing in the Plan or in any Stock Option Agreement shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries to terminate such person’s employment at any time.

        6.11    Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code Section 422 and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code Section 424(a).

        6.12     Forfeiture by Order of Regulatory Agency. If the Company’s or any of its financial institution Subsidiaries’ capital falls below the minimum requirements contained in 12 CFR 3 or below a higher requirement as determined by the Company’s or such Subsidiary’s primary bank regulatory agency, such agency may direct the Company to require Optionees to exercise or forfeit some or all of their Options. All options granted under this Plan are subject to the terms of any such directive.

ARTICLE VII
STOCK CERTIFICATES

        The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof prior to fulfillment of all of the following conditions:

        (a)    The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

        (b)    The completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

       (c)    The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

        (d)    The lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience.

        Stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Stock pursuant to Options shall relieve the Company of any liability with respect to the non-issuance or sale of the Stock as to which such approval shall not have been obtained. However, the Company shall use its best efforts to obtain all such approvals.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination and Amendment. The Board may at any time terminate the Plan; provided, however, that the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date that the Board amends the Plan) may not amend the Plan to:

                (a)    Increase the total number of shares of Stock issuable pursuant to Incentive Stock Options under the Plan, except as contemplated in Section 5.2 hereof; or

                (b)    Change the class of employees eligible to receive Incentive Stock Options that may participate in the Plan.

        8.2    Effect on Optionee’s Rights. No termination, amendment, or modification of the Plan shall affect adversely a Optionee’s rights under a Stock Option Agreement without the consent of the Optionee or his legal representative.

ARTICLE IX
RELATIONSHIP TO OTHER COMPENSATION PLANS

        The adoption of the Plan shall not affect any other stock option, incentive, or other compensation plans in effect for the Company or any of its Subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its Subsidiaries from establishing any other form of incentive or other compensation plan for employees or Directors of the Company or any of its Subsidiaries.

ARTICLE X
MISCELLANEOUS

        10.1    Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or accept the surrender of outstanding Options and grant new Options in substitution for them. However no modification of an Option shall adversely affect a Optionee’s rights under a Stock Option Agreement without the consent of the Optionee or his legal representative.

        10.2    Forfeiture for Competition. If a Optionee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent, or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Optionee while an Employee, then that Optionee’s rights under any Options outstanding hereunder shall be forfeited and terminated subject in each case to a determination to the contrary by the Committee.

        10.3    Leave of Absence. Unless provided otherwise in a particular Stock Option Agreement, the following provisions shall apply upon an Optionee’s commencement of an authorized leave of absence:

        (a)    The exercise schedule in effect for such Option shall be frozen as of the first day of the authorized leave, and the Option shall not become exercisable for any additional installments of shares of Stock during the period Optionee remains on such leave.

        (b)    Should the Optionee resume active Employee status within 60 days after the start date of the authorized leave, Optionee shall, for purposes of the applicable exercise schedule, receive service credit for the entire period of such leave. If the Optionee does not resume active Employee status within such 60-day period, then no service credit shall be given for the entire period of such leave.

        (c)    If the Option is an Incentive Stock Option, then the following additional provision shall apply:

If the leave of absence continues for more than three months, then the Option shall automatically convert to a Non-Incentive Stock Option under the Federal tax laws upon the expiration of such three-month period, unless the Optionee’s reemployment rights are guaranteed by statute or written agreement. Following any such conversion of the Option, all subsequent exercises of the Option, whether effected before or after Optionee’s return to active Employee status, shall result in an immediate taxable event, and the Company shall be required to collect from Optionee the Federal, state and local income and employment withholding taxes applicable to such exercise.

        (d)    In no event shall the Option become exercisable for any additional shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

        10.4  Plan Binding on Successors. The Plan shall be binding upon the successors and assigns of the Company.

        10.5  Headings, etc., No Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference; they do not constitute part of the Plan.

        10.6   Section 16 Compliance. With respect to Section 16 Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed void to the extent permitted by law and deemed advisable by the Committee. In addition, if necessary to comply with Rule 16b-3 with respect to any grant of an Option hereunder, and in addition to any other vesting or holding period specified hereunder or in an applicable Stock Option

Agreement, any Section 16 Insider acquiring an Option shall be required to hold either the Option or the underlying shares of Stock obtained upon exercise of the Option for a minimum of six months.

        IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of February 16, 2004, in accordance with the authority provided by the Board of Directors.

Tidelands Bancshares, Inc.

By: /s/ Robert E. Coffee, Jr.
Name: Robert E. Coffee, Jr.
Title: President and Chief Executive Officer

Appendix B

Tidelands Bancshares, Inc.
Audit Committee Charter

        The Board of Directors of the Company has delegated to the Audit Committee the Board’s responsibility for monitoring the audit function of the Company, which includes the selection of independent auditors, determination of the independence of the independent auditors, and internal auditing and internal accounting controls.

        Members of the Audit Committee shall discharge their committee duties using their business judgment in accordance with standards prescribed for directors by applicable state corporate law and rules adopted from time to time by the Securities and Exchange Commission.

Membership of the Audit Committee

        The Audit Committee is made up of three or more members of the Board of Directors who meet applicable independence standards and have the ability to read and understand basic financial statements.

        Members of the Audit Committee are encouraged to make use of training opportunities and consultants to enhance their ability to perform their committee responsibilities.

Scope of Responsibilities

1.	Recommend to the Board of Directors the selection of the Company’s independent accountants, who shall be accountable to the Board of Directors and the Audit Committee, and, when appropriate, their dismissal.

2.	Review with the independent accountants their independence under applicable standards of independence and report the results of the review to the Board of Directors.

3.	On an annual basis, in conjunction with commencement of the annual audit, review the independent auditors’ audit plan and consider its scope, staffing, reliance upon management and internal audit functions, general audit approach, and the methods, practices, and policies governing the audit work.

4.	Review the budget, audit plans, changes in audit plans, activities, organizational structure, and qualifications of the internal audit department, as needed.

5.	Approve all fees and other compensation (subject to de minimis exceptions as defined by law for non-audit services) to be paid to the independent auditors.

6.	Pre-approve all audit and non-audit services (subject to de minimis exceptions as defined by law for non-audit services) provided by the independent auditors in accordance with applicable regulations. The Audit Committee may delegate its authority to pre-approve nonaudit services to one or more designated Audit Committee members. The decisions of the designated member(s) shall be presented to, and ratified by, the full Audit Committee at the next subsequent meeting.

7.	In consultation with management, the independent auditors, and the internal auditors, review management’s periodic evaluations of the Company’s financial reporting processes and controls, including disclosure controls and procedures and internal controls, and all reports or attestations of the independent auditors on the Company’s internal controls. Review significant financial risk exposures identified in such reports and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

8.	Meet with the independent accountants to review: (a) any problems encountered in the audit including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating and accounting policies of the Company. Establish a communications channel for the independent accountants to be able to contact the Audit Committee directly without going through management.

9.	Meet with the internal auditors to review: (a) any problems encountered in internal audits including any restrictions imposed by management; and (b) the adequacy and effectiveness of administrative, operating, and accounting policies of the Company. Establish a communications channel for the internal auditors to be able to contact the Audit Committee directly without going through management.

10.	Review and approve all significant proposed accounting changes.

11.	Review and discuss with management and the independent auditors the Company’s annual audited financial statements prior to the filing of its Form 10-K, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.” Report to the Board of Directors the Audit Committee’s recommendation of whether to include the audited financial statements in the Company’s Annual Report on Form 10-K.

12.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including disclosures made in the “Management’s Discussion and Analysis or Plan of Operation.”

13.	Investigate any matter which the Audit Committee deems to be in the interest of the Company and report its findings to the Board of Directors.

14.	Review and approve any Audit Committee report to be included in the Company’s proxy statement.

15.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

16.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

17.	Prior to releasing the annual audit report, discuss with the independent auditor the matters required to be discussed by Statement and Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

18.	Review with the Chief Executive Officer, President, Chief Financial Officer, financial and other relevant management, and the independent auditors the Company’s annual and quarterly certifications as required by applicable regulations. Discuss (1) any significant deficiencies identified to the Audit Committee in the design or operation of financial accounting, reporting, disclosure controls and procedures, and internal controls, (2) the process used by the officers to certify the annual and quarterly reports, (3) any material issues or risk exposures identified during the certification process, and (4) the steps management has taken to monitor, control, and report such exposures and control deficiencies.

19.	Receive and review with the independent auditors quarterly reports, and other reports if requested by the Audit Committee from time to time, prepared by the independent auditors concerning (i) the critical accounting policies and practices of the Company and (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the ramifications and preferred treatment of such information. Direct the independent auditors to provide to the Audit Committee, at the time they are sent to management, all material written communications between the independent auditors and management.

20.	At least annually, obtain and review a report by the independent auditors describing (1) the independent auditors’ internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review or peer review of the independent auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues, and (3) all relationships between the independent auditors and the Company, so that the Audit Committee can assess the auditors’ independence.

21.	Ensure the rotation of the audit partners as required by law. At least annually, review and discuss with the independent auditors all relationships they have with the Company, including the provision of non-audit services, and the necessity for rotation of independent auditor personnel.

22.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	Establish policies concerning the employment of employees and former employees of the independent auditors, including policies addressing legal requirements.

24.	Review related party transactions on a quarterly basis, and approve only those which do not create or intensify existing conflicts.

Audit Committee Activities

1.	The Audit Committee shall meet upon the call of its chairman and at such other times as it shall determine.

2.	Meetings of the Audit Committee shall be open only to members of the Audit Committee and those invited to be present by the Audit Committee.

3.	The Audit Committee is authorized to employ and consult with accountants, attorneys, and other professionals to assist it.

4.	The Audit Committee may meet together with the audit committees of the Company’s subsidiaries but no person who is not a member of the Company’s audit committee shall be entitled to vote on any matter considered by the Audit Committee.

5.	The Audit Committee shall have unlimited access to all employees, books, and records of the Company.

6.	The Audit Committee shall report its activities and recommendations to the Board of Directors at any regular or special meeting of the Board of Directors.

7.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

8.	Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Amendment or Repeal of Charter

        The Board of Directors may amend or repeal this Charter and the duties of the Audit Committee at any time.

Limitation of the Audit Committee’s Role

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Appendix C

Tidelands Bancshares, Inc.
NOMINATING AND CORPORATE GOVERNANCE CHARTER

Purpose

The Nominating and Corporate Governance Committee (the “Nominating Committee”) is appointed by the Board of Directors of Tidelands Bancshares, Inc., (the “Company”) to assist the Board in fulfilling its oversight responsibilities. The Nominating Committee also functions as the governance committee of the board of directors of the Company’s subsidiary, Tidelands Bank (the “Bank”). References to the Company in this charter also include the Bank and all other direct and indirect subsidiaries of the Company, and references to the Board include the Board of Directors of the Company, of the Bank, and of each other subsidiary. The Nominating Committee’s primary purposes are: (1) to identify, screen, recruit, and nominate director candidates to the Board; (2) develop, recommend, and oversee corporate governance policies of the Company; and (3) establish and administer processes to evaluate the effectiveness of the Board, committees, and management.

The Nominating Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Nominating Committee has the ability to retain, at the Company’s expense, such special legal, accounting, and other consultants and experts as it deems necessary in the performance of its duties. In addition, the Nominating Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms.

Committee Composition, Meetings, and Procedures

The Nominating Committee shall consist of three or more directors, as determined by the Board, none of whom shall be executive officers or employees of the Company, and all of whom shall satisfy the independence requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and any stock exchange listing requirements applicable to the Company. The Nominating Committee’s members and chair shall be appointed by the Board on the recommendation of the Nominating Committee. If the chair is not present or designated, the members of the Nominating Committee may designate a chair by majority vote. Members of the Nominating Committee shall serve at the pleasure of the Board and may be removed in the discretion of the Board.

The Nominating Committee shall meet at least annually, or more frequently as circumstances dictate. The Nominating Committee shall conduct its meetings in accordance with the Company’s bylaws. Except as limited by law, the Nominating Committee may form subcommittees for any purpose the Nominating Committee deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate.

Committee Powers, Authority, Duties, and Responsibilities

1.	The Nominating Committee shall recommend to the Board criteria for the selection of new directors, evaluate the qualifications and independence of potential candidates for director, including any nominees submitted by shareholders under and in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, and recommend to the Board a slate of nominees for election by shareholder any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors.

2.	When considering a person to be recommended for nomination as a director of the Company, the Nominating Committee shall consider the skills and background needed by the Company and possessed by the person, diversity of the Board, and the ability of the person to devote the necessary time to service as a director. The Nominating Committee shall also develop a list of criteria to be considered in evaluating director candidates.

3.	The Nominating Committee shall recommend to the Board standards for determining director independence consistent with applicable legal or regulatory corporate governance requirements and review and assess those standards on a periodic basis. The Nominating Committee shall review the qualifications and independence of the members of the Board and its various committees on a regular periodic basis and make any recommendations it may deem appropriate concerning changes in the composition of the Board and its committees.

4.	The Nominating Committee shall identify potential candidates for nomination as directors on an on-going basis, in such manner as the Nominating Committee deems appropriate.

5.	The Nominating Committee shall oversee the orientation and continuing education of directors.

6.	The Nominating Committee shall annually recommend to the Board director nominees for each Board committee. Recommendations should consider the qualifications of membership on each committee, the desirability of rotation among directors, and any limitation of the number of consecutive years a director should serve on a committee. The Nominating Committee shall also advise the Board on removal of any Board committee members.

7.	The Nominating Committee shall receive comments from all directors and report annually to the Board on an assessment of the Board’s performance, to be discussed with the Board following the end of each fiscal year. The Nominating Committee shall also establish and oversee an annual evaluation performance of management and oversee the annual self-assessment of the Board.

8.	The Nominating Committee shall review and reassess at least annually the adequacy of the corporate governance principles of the Company and recommend any proposed changes to the Board for approval, including any changes in director fees and qualifications.

9.	The Nominating Committee shall review and assess at least annually the Company’s compliance with the corporate governance guidelines and the requirements established under the Sarbanes-Oxley Act and by applicable laws and regulations.

10.	The Nominating Committee shall make reports to the Board at its next regularly scheduled meeting following the meeting of the Nominating Committee accompanied by any recommendation to the Board.

11.	The Nominating Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

12.	The Nominating Committee shall annually review its own performance and present to the Board an annual performance evaluation of the Nominating Committee.

13.	The Nominating Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

Adopted by the Board of Directors on February 14, 2005

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
TIDELANDS BANCSHARES, INC.
To be held on May 16, 2005

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Dr. Cagle and Dr. Kerwin, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Tidelands Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn Mt. Pleasant located at 250 Johnnie Dodds Blvd., Mt. Pleasant, South Carolina 29464, on May 16, 2005, at 4:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) “for” Proposal No. 1 to elect the four identified Class II directors to serve on the Board of Directors.

1.         PROPOSAL to elect the four identified Class II directors.

                 Michael W. Burrell
                 Dwayne M. Green
                 Paul J. Kerwin, DVM
                 Tanya D. Robinson

[ ] FOR all nominees	[ ] WITHHOLD AUTHORITY	[ ] AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

                 (INSTRUCTION:     To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).

2.        PROPOSAL to consider a proposal to designate 348,997 options previously authorized for issuance under our 2004 Stock Incentive Plan as incentive stock options.

[ ] FOR	[ ] WITHHOLD AUTHORITY	[ ] AGAINST

Dated:_______________________, 2005	Dated:_______________________, 2005

____________________________	____________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.